EXHIBIT 99.1

For Immediate Release

VIGGLE STUDY COMPLETED BY NIELSEN INNOVATION LAB FINDS VIGGLE’S SECOND SCREEN IMPROVES TV AD EFFECTIVENESS
Key Ad Metrics for Major Brand’s Promotion Improved through
TV and Viggle Platform Exposure, According to Nielsen Research

NEW YORK – September 10, 2013 – Viggle (Symbol: VGGL), a free, cutting-edge mobile app that operates as a “second screen” engagement and loyalty program for television, today released findings from a commissioned Nielsen study that found a major brand’s promotion more effectively engaged consumers when the campaign was experienced simultaneously on TV and in the app to Viggle users.  The study concluded that Ad Memorability, Brand and Message Recall, Likeability, and Purchase Intent were higher for the campaign, which took place from mid-July to early August, as a result of the TV advertising buy being extended to Viggle’s platform.

“By working with the country’s premier research company, we are now able to demonstrate just how valuable Viggle’s platform is for improving the performance of a brand’s TV advertising spend,” said Greg Consiglio, President and COO of Viggle.  “According to the results, this brand’s television campaign received significantly higher recall, likeability, and purchase intent from viewers who checked in and saw the ad on Viggle and on-air than from those who saw the ad on TV only.”

The Nielsen study demonstrated that the synergy of dual exposure on TV and Viggle resulted in double digit enhancement to key metrics when compared to TV alone.  Seeing this brand’s creative on both platforms provided an ad resonance boost, resulting in a meaningful increase in General, Brand, and Message Recall.  Additionally, dual exposure yielded an uptick in Likeability and Intent, as those exposed to the creative on both platforms liked the creative significantly more and were also more likely to participate in the promotion in the next week than those exposed on a single platform.

While the increase varied widely from metric to metric, the lift in General Recall, Brand Recall, Message Recall, Likeability, and Purchase Intent ranged from 11% to nearly 50%.  According to Nielsen’s research team, all of these increases were statistically significant at high levels of confidence.  Viggle is currently in discussions with other brand partners to conduct similar advertising effectiveness studies in early Q4 to further demonstrate its ability to consistently improve viewers’ recall and response.

Viggle and Nielsen developed a research design, based on Nielsen’s gold-standard TV Brand Effect methodology, which ensured accurate results based on the activities of hundreds of Viggle users in response to the 15- and 30-second spot.  The approach involved the creation of three groups of Viggle users – Dual, TV-only, and Viggle-only exposed.  Then, Viggle users who checked into a show where the ad was known to appear on-air had a random chance of seeing the ad on Viggle; users who checked into show where the brand’s promotion was known not to have aired were also given a random chance to see the ad.  The Dual and TV-only groups each watched the same show, but 50% got the ad while 50% did not; simultaneously, the Viggle-only group was a watching different show.  Additionally, Viggle served the ad to users who were not exposed to the ad on TV based on their Viggle check-in history.  To verify the results, Nielsen surveyed Viggle users in each of the three groups to confirm that they watched the program and to measure the ad’s effectiveness.  Nielsen processed the data and recalibrated it based on the survey confirmation of shows being watched by each user.

“This research substantiates the efforts that brands are making in order to take advantage of the second screen to connect with their key audiences,” said Scott McKinley, EVP, Product Leadership & Innovation, Nielsen.  “It will enable them to better understand how the second screen can reinforce the message in their spots as consumers use their devices during their favorite programs.”

This work was conducted by Nielsen in conjunction with Nielsen’s Innovation Lab, which launched in summer 2012 to spur the pioneering of ideas and better, faster advancements in the area of advertising effectiveness.

About Viggle℠

Launched in January 2012, Viggle is a free loyalty program for TV whose app rewards its members for watching their favorite TV shows.  Viggle enhances TV with interactive games like Viggle LIVE and the first ever real-time fantasy sports game, MyGuy.  Viggle members get rewarded for their TV time from places like Best Buy, Papa John’s, Fandango, Hulu Plus and Groupon, among others.  Viggle also allows like-minded fans of their favorite shows to connect through Viggle Chatter features.  Viggle’s audio verification technology recognizes shows on TV and allows members to check into live and DVR’d TV content from more than 170 of the most popular broadcast and cable channels.  For more information, visit www.viggle.com, follow us on Twitter @ViggleNews.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of September 10, 2013.   Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

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DKC Public Relations, Marketing & Government Affairs
212/685-4300
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